Exhibit 99.1

NEWS RELEASE

CONTACT:
Bob Aronson
Director of Investor Relations
(800) 579-2302

FOR IMMEDIATE RELEASE

      STAGE STORES, INC. REPORTS SECOND QUARTER 1999 SALES
                 ______________________________

HOUSTON, TX, August 5, 1999 -- Stage Stores, Inc. (NYSE: SGE) today reported that sales for the second quarter ended July 31, 1999 decreased 0.7% to $269.8 million from $271.8 million for the same period last year. Comparable store sales for the second quarter of 1999 declined 5.7%.

Commenting on the results, Carl E. Tooker, Chairman, President and Chief Executive Officer stated, "Our second quarter sales performance was impacted by a more conservative promotional cadence throughout the quarter as well as a shift in the timing of our back to school sale event from the last week of July to the first week of August. This shift was made in order to maximize our sales opportunities from the Texas sales tax holiday period, which will run from August 6th - 8th. Although this moved a significant amount of volume from July into August, we believe the shifting of our promotional calendar to coincide with the Texas sales tax holiday period will positively impact our back to school business as a whole. The more conservative promotional cadence we followed during the quarter, as well as an improvement in the quality, content and aggregate levels of inventories, allowed us to substantially increase the sell through of our regular priced goods throughout the entire quarter. As a result, we expect our merchandise margins to be significantly better than this year's first quarter as well as the second quarter of last year."

Mr. Tooker continued, "While our overall sales results for the quarter were below expectations, we continue to make significant progress in improving the quality and assortment of our merchandise mix. In fact, the categories where our merchandise mix was most improved, namely misses' sportswear, activewear, cosmetics, juniors and young men's, all posted positive comparable store sales increases during the second quarter as compared to the second quarter of last year. While comparable store sales in our dresses, men's, shoes and intimate apparel categories improved from the first quarter, the results were still disappointing. We continue to work on improving the quality and mix in these categories and believe that we will see further improvements in the performance of these businesses during the third quarter."

Mr. Tooker concluded, "Our continuing efforts in controlling selling, general and administrative expenses also yielded positive results for the quarter. Although earnings for the second quarter have not been finalized, we believe that diluted earnings per share from continuing operations will be within the current range of analysts' earnings per share estimates.

"In addition, as previously announced, our second quarter results will include approximately $22.5 million of costs related to our store closure program. We anticipate that these costs will negatively impact our second quarter's results by approximately $0.50 per share.

"With respect to our working capital facility, we continue to be in full compliance with the covenants for the second quarter. We will release our second quarter results on August 19, 1999."

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the United States. The company operated 683 stores in 34 states at the end of the second quarter, primarily under the Stage, Bealls and Palais Royal trade names.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in periodic reports filed by the Company with the Securities and Exchange Commission that the Company urges investors to consider.
                         #          #          #